EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 19, 2010, relating to the consolidated financial statements of Biolase Technology, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, which our report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Amendment No. 1 to the Registration Statement.
/s/ BDO Seidman, LLP
Costa Mesa, California
April 27, 2010